Exhibit 10.39

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

FACTORING AND SECURITY AGREEMENT

This First Amendment (this “Amendment”) is executed and delivered as of January 5, 2012, to amend that certain Second Amended and Restated Factoring and Security Agreement, dated as of October 28, 2011 (as may be amended, modified, supplemented or restated from time to time, the “Factoring Agreement”), by and among Zoo Publishing, Inc., a New Jersey corporation (the “Seller”), the Holders (as defined therein), and MMB Holdings, LLC, a Delaware limited liability company (in its capacity as agent for the Holders, the “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Factoring Agreement.

Recitals

Whereas, the Seller has requested that the Agent, on behalf of one or more of the Holders, provide the Seller with Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) in additional funding under the Factoring Agreement (the “Additional Funding”), and the Agent, on behalf of one or more of the Holders is willing to provide the Additional Funding, subject to the terms and conditions of this Amendment; and

Whereas, each of (a) Zoo Entertainment, Inc., a Delaware corporation (“Zoo Entertainment”), (b) Zoo Games, Inc., a Delaware corporation (“Zoo Games”), and (c) indiePub, Inc., a Delaware corporation (“indiePub” and, together with Seller, Zoo Entertainment and Zoo Games, the “Zoo Parties”) is an affiliate of the Seller and will benefit from the extension of the Additional Funding to the Seller;

Now, therefore, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

1.                  Additional Funding. The Agent, on behalf of one or more of the Holders, hereby lends under the Factoring Agreement to the Seller, and the Seller hereby borrows and accepts under the Factoring Agreement, the Additional Funding, effective as of the date hereof. The outstanding principal balance of the Additional Funding shall bear interest at the rate of fifteen (15%) per annum (or, if such rate exceeds the maximum rate permitted by applicable law, then such maximum rate permitted by applicable law), beginning as of the date hereof, regardless of whether an Event of Default has occurred and is continuing. The entire outstanding balance of the Additional Funding and all accrued and unpaid interest thereon (or, in the sole discretion of the Agent, such portion of such outstanding balance or accrued and unpaid interest as the Agent may designate from time to time) shall be due and payable upon demand by the Agent. For the avoidance of doubt, the Seller acknowledges and agrees that (a) the Additional Funding and all accrued and unpaid interest thereon constitute Obligations which are secured by the security interest granted in favor of the Agent, for the benefit of the Holders, under Section 6 of the Factoring Agreement, and (b) this Amendment constitutes a Factoring Agreement Document.

2.                  Disbursement and Use of Additional Funding. The Additional Funding shall be disbursed as follows:

(a)                Seventy-Five Thousand Dollars and No Cents ($75,000.00) shall be retained by Agent to be applied against legal fees and expenses incurred by the Agent that are reimbursable by the Seller to the Agent pursuant to Section 25 of the Factoring Agreement, including (i) Forty-Two Thousand Eight Hundred Eight-Five Dollars and Fifty Cents ($42,885.50) in legal fees and expenses incurred by the Agent in connection with the negotiation and preparation of the Factoring Agreement that was required to be reimbursed, but has not yet been reimbursed, by Seller to the Agent pursuant to Section 25(a) of the Factoring Agreement and (ii) legal fees anticipated to be incurred by the Agent in connection with the negotiation and preparation of this Amendment and other agreements, instruments and documents contemplated by this Amendment; and

(b)               the remaining One Hundred Seventy-Five Thousand Dollars and No Cents ($175,000.00) of the Additional Funding shall be delivered to the Seller by wire transfer no later than the first business day after the date hereof, which the Seller shall use solely for general corporate purposes approved by the Agent.

3.                  Conforming Amendment to Section 18.2 of the Factoring Agreement. Section 18.2 of the Factoring Agreement is hereby amended and restated as follows:

18.2 Termination. This Agreement shall terminate upon the later of (i) the collection by Agent of all the Purchased Accounts or (ii) the receipt by Agent of payment in full of all of the Obligations (including, for the avoidance of doubt, all reimbursements to which Agent is entitled hereunder, the principal balance of the Additional Funding, all accrued and unpaid interest thereon, the Deficiency Amount and all other amounts payable by Seller hereunder). Until termination of this Agreement, Agent shall be entitled to collect and retain for its own account all proceeds of all Seller’s Accounts from all Account Debtors under the Purchased Accounts, regardless of whether they are for payment of the Purchased Accounts, and from any other account debtors arising from the sale of Physical Products after the date of this Agreement. After the receipt by Agent of payment in full of all of the Obligations, all proceeds of Seller’s Accounts from all Account Debtors under the Purchased Accounts received in excess of the amount necessary for such payment in full shall be divided as follows: 90% paid to Seller and 10% retained by Agent for the account of Holders. In the event any payments are received from an Account Debtor that does not designate the invoice or account being paid, the proceeds will be turned over to Agent in kind and applied by Agent to the oldest outstanding invoice from such Account Debtor. Seller shall not be permitted to terminate this Agreement at anytime prior to the termination events described in the initial sentence of this Section 18.2. Upon the termination of this Agreement as described in the initial sentence of this Section 18.2, Agent shall release and discharge any security interest in all Collateral and waive any and all claims or interest it has or might have in and with respect to such Collateral.

4.                  Certain Representations and Warranties. The Zoo Parties hereby jointly and severally represent and warrant to the Agent and the Holders as follows:

(a)                Each Zoo Party has all requisite power and authority to (i) execute and deliver, (ii) perform its obligations under, and (iii) consummate the transactions contemplated by, this Amendment, including, in the case of the Seller, to borrow the Additional Funding. The execution and delivery of this Amendment and the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, in each case by each Zoo Party, have been duly authorized by all necessary action on the part of such Zoo Party. This Amendment constitutes the legal, valid and binding obligation of each Zoo Party, enforceable against such Zoo Party in accordance with its terms.

(b)               Neither the execution and delivery of this Amendment, nor the performance of its obligations hereunder, nor the consummation of any transaction contemplated hereby, in each case by each Zoo Party, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under (i) any applicable law, (ii) any contract, indenture, agreement, instrument or mortgage binding on any Zoo Party or any of its properties, or (iii) the articles of incorporation, bylaws and other constituent or organizational documents of any Zoo Party.

(c)                As of the date hereof, the aggregate Obligations (excluding (i) accrued and unpaid interest under Section 15.3(c) of the Factoring Agreement, (ii) Incurred Expenses, and (iii) the Additional Funding) is no less than One Million Thirty-Five Thousand Eight Hundred Eighteen Dollars and Ninety-Three Cents ($1,035,818.93).

(d)               An Event of Default has occurred and is continuing. The Agent is entitled to charge interest on all Obligations pursuant to Section 15.3(c) of the Factoring Agreement during the duration of any Event of Default. As of January 5, 2012, the aggregate accrued and unpaid interest under Section 15.3(c) of the Factoring Agreement is no less than One Hundred Seven Thousand Twenty-One Dollars and Eighty-Two Cents ($$107,021.82).

(e)                There is in existence a valid, perfected, first priority security interest in all of the assets of the Seller in favor of the Agent for the benefit of the Holders. Such assets include, without limitation:

(i)	100% of the issued and outstanding stock of indiePub; and

(ii)	substantially all of the assets of the Zoo Parties, including, without limitation, the Zoo Parties’ respective rights, title and interest in and to substantially all of the software, source code and other intellectual property sold by the Zoo Parties or developed for sale for the benefit of the Zoo Parties.

(f)                There is no basis or set of facts on which any amount (or any portion thereof) owed by the Seller or any of its affiliates under any Factoring Agreement Document could be reduced, offset, waived, or forgiven by rescission or otherwise. There is no claim, counterclaim, offset, or defense (or other right, remedy or basis having a similar effect) available to the Seller or any of its affiliates with regard thereto. There is no basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence the Obligations.

5.                  Effect of Amendment; Reaffirmation. This Amendment amends, modifies and supplements, and constitutes a part of, the Factoring Agreement. Except as expressly set forth in this Amendment, all of the provisions of the Factoring Agreement shall remain unchanged and in full force and effect. The Zoo Parties hereby ratify, confirm and reaffirm all of the terms and conditions of the Factoring Agreement Documents. Without limiting the foregoing, the Zoo Parties acknowledge that all Collateral shall continue to secure the obligations. Without limiting the foregoing, that certain letter agreement dated October 28, 2011, by and among the Holders, the Agent and the Seller remains in full force and effect, and none of the terms thereof are in any way modified or limited by any of the terms of this Amendment. Each of the parties hereto hereby ratifies, confirms, and reaffirms all of the terms and conditions of such letter agreement.

6.                  Panta Legal Expenses. On any matter reasonably related to the Factoring Agreement, if Panta Distribution, LLC, a Delaware limited liability company (“Panta”), reasonably determines that its interests as a Holder differs in any material respect from the interests of MMB Holdings, LLC, a Delaware limited liability company (“MMB”), as a Holder under the Factoring Agreement, then Panta may consult with counsel separate from counsel to the Agent with respect to such matter, and the Seller shall reimburse Panta for the reasonable out-of-pocket attorneys’ fees and expenses incurred by Panta from such consultation. Panta shall use reasonable efforts to inform the Seller and the Agent of its belief that its interests as a Holder differs from MMB’s interests as a Holder with respect to any such matter prior to the incurrence of any such fees and expenses.

7.                  Covenant Against Asset Dispositions. For so long as any of the Obligations is outstanding, no Zoo Party shall sell, dispose, transfer (whether for consideration or otherwise), assign, lease as lessor, contribute or otherwise convey any of its assets to any person, except (a) for the sale of entertainment software inventory to bona fide consumers, distributors and retailers in the ordinary course of business consistent with past practice or (b) with the prior written consent of the Agent.

8.                  Miscellaneous. This Amendment may be executed in one or more counterparts each of which shall constitute one and the same instrument, binding on all parties hereto, regardless whether all parties are not signatory to the original or the same counterpart. The headings in this Amendment are for convenience of reference only and shall not be deemed to constitute a part of this Amendment. For the avoidance of doubt, the term “person” includes, without limitation, individuals and entities.

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In witness whereof, the undersigned, consisting of all of the parties to the Factor Agreement, have duly executed this Amendment as of the date first written above.

AGENT

MMB Holdings LLC

By:	Mojobear Capital LLC, its managing member

By:
Name: Title:

SELLER

Zoo Publishing, Inc.

By:
Name: Title:

HOLDERS

MMB Holdings LLC

By:	Mojobear Capital LLC, its managing member

By:
Name: Title:

Panta Distribution, LLC

By:
Name: Title:

ACKNOWLEDGED AND AGREED (including, without limitation, for purposes of Sections 4, 5 and 7 above):

Zoo Entertainment, Inc.

By:
Name: Title:

Zoo Games, Inc.

By:
Name: Title:

indiePub, Inc.

By:
Name: Title: